UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2006

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curaçao Netherlands Antilles	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure and Election of Director

Robert Gaines-Cooper retired as a director of Orthofix International N.V. on December 5, 2006. Mr. Gaines-Cooper’s retirement as a director was not related to any disagreement with Orthofix International N.V. regarding any matter related to Orthofix International N.V.’s operations, policies or practices.

On December 5, 2006, the Board of Directors of Orthofix International N.V. appointed Orthofix International N.V.’s Group President and Chief Executive Officer, Alan W. Milinazzo, as a director to fill the vacancy on the Board of Directors left by the retirement of Mr. Gaines-Cooper. Mr. Milinazzo will not serve on any committees of the Board of Directors.

Deferred Compensation Plan

On December 5, 2006, the Board of Directors of Orthofix International N.V. (the “Parent”) approved the adoption of the Orthofix Deferred Compensation Plan (the “Plan”) by Orthofix Holdings, Inc. (the “Company”). The Plan will be effective as of January 1, 2007 and may be amended or terminated at any time by the Company or the Plan Administrator (as defined in the Plan) in its sole discretion. All non-employee directors of the Parent, the Company and any subsidiaries of the Parent or the Company that have been approved for participation (the “Parent Group”) and a select group of management or highly compensated employees of the Parent Group that will be designated by the Company’s board of directors will be eligible to participate in the Plan (each individually, a “Participant”). It is expected that the Company’s principal executive officer, principal financial officer, named executive officers and other executive officers, as well as non-employee directors, will be Participants under the Plan from time to time. Under the Plan, Participants may elect to defer salary, bonus or director’s fees on a pre-tax basis. The minimum deferral amount is $2,000 per Plan year and the maximum deferral amounts are 80% of the Participant’s salary and 100% of bonuses and director’s fees. The Plan year is the calendar year. The Plan is intended to be an unfunded Plan under the provisions of ERISA and although the amounts deferred are considered fully vested, none of the Parent Group members are required to set aside funds for the payment of benefits under the Plan, such benefits being paid out of the general assets of the Parent Group member that employs the particular Participant receiving the benefit or for which the particular Participant serves as a director. It is intended that the terms of the Plan will be interpreted and applied to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

In general, Participants may defer compensation under the Plan by submitting a Participation Agreement (as defined in the Plan) to the Plan Administrator by December 31 of the calendar year immediately preceding the Plan year, and newly eligible Participants may participate in a partial year by submitting such an agreement within 30 days of becoming eligible for participation in the Plan. For record keeping purposes, accounts shall be maintained for each Participant to reflect the amount of his or her deferrals and any hypothetical earnings or losses on the deferrals. Participants must designate the portion of their contributions to be allocated among the various independently established funds and indexes chosen by the Plan Administrator (“Measurement Funds”) to measure hypothetical earnings and losses on the deferred amounts. The balance credited to each Participant’s account will be adjusted periodically to reflect the hypothetical earnings and losses. The Company is not obligated to invest any amount credited to a Participant’s account in such Measurement Funds or in any other investment funds.

A Participant may elect to receive an in-service distribution of the balance credited to his Plan account in a lump sum or in a series of up to 10 annual installments. In the event a Participant terminates employment with (or, in the case of a director, ceases to perform services for) the Parent Group for any reason other than retirement or death, the Participant will receive a distribution of the entire amount credited to his account in a single lump sum. In the case of a termination (or, in the case of a director, separation) due to retirement or in the case of a change in control, the Participant can elect to receive either a single lump sum or a series of annual installments over a one, three, five or ten year period. In the case of a termination (or, in the case of a director, separation) due to death or if a Participant experiences a disability, the balance credited to the Participant’s account will be paid out in a single lump sum, unless installment payments have already begun at the time a Participant dies. In such a case, such installments shall be continued as originally elected unless the Participant’s beneficiary is a trust or estate, in which case the remaining balance will be paid in a lump sum. Participants may also petition the Plan Administrator to suspend any deferral contributions being made by the Participant and receive a payout from the Plan in the event of an Unforeseeable Emergency (as defined in the Plan). No Participant or beneficiary may alienate, transfer, pledge or encumber Plan benefits prior to payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Thomas Hein
Thomas Hein Chief Financial Officer

Date: December 11, 2006